UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010

Skilled Healthcare Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA	92610
(Address of Principal Executive Offices)	(Zip Code)

(949) 282-5800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective as of May 1, 2010, Skilled Healthcare Group, Inc. (the “Company”) has entered into an employment agreement with Douglas Shane Peck, age 53, as President and Chief Operating Officer of Home and Hospice Care Investments, LLC, a subsidiary of the Company.

Mr. Peck has served as an executive at a variety of companies that specialize in providing home health and hospice care services to Medicare and Medicaid beneficiaries, including as Managing Member of Rocky Mountain Hospice, LLC since May 2004, Vice President of Creekside Hospice, Inc. since November 2000, a member of Sun Valley Hospice, LLC since February 2005, a member of Legacy Hospice Care, LLC since February 2005, Vice President of Creekside Health Care, Inc. since September 1994, a member of Legacy Home Care, LC February 2004, Managing Member of Sun Valley Home Care, LLC since February 2005, and Managing Member of Hospice Solutions, LLC since March 2006. Mr. Peck has nearly 25 years of experience in the home health and hospice care industry, having previously served as President, Chief Executive Officer and Chief Financial Officer of Creekside Homecare from 1985 until its sale in 1995. Mr. Peck also served as President and Chief Executive Officer of Heritage Home Care Services from 1998 until its sale in 2005.

Employment Agreement

Under the terms of Mr. Peck’s employment agreement, he will receive an annual base salary of $250,000 and be eligible to participate in the Company’s annual performance based cash bonus plan, which provides Mr. Peck with the opportunity to earn a bonus of up to 50% of his pro-rata annual base salary.

Subject to Board approval, Mr. Peck will also be eligible to participate in the Company’s 2007 Equity Award Plan pursuant to which he will receive (i) shares of performance-based restricted Class A common stock valued at $100,000 on the grant date, with vesting to occur over four years subject to the satisfaction of certain performance criteria and Mr. Peck’s continued employment, and (ii) an option to purchase shares of Class A common stock valued at $100,000 on the grant date, which option will have an exercise price equal to the closing market price of the Company’s common stock on the grant date and which will vest as to 25% of the shares underlying the option on each of the first four anniversaries of the grant date.

In the event Mr. Peck’s employment is terminated by the Company for cause, upon Mr. Peck’s resignation or upon non-extension of the term of his employment by Mr. Peck, Mr. Peck will not be entitled to any severance payment. In the event Mr. Peck’s employment is terminated as a result of his death or disability, Mr. Peck will be entitled to receive a bonus representing a pro-rated portion of the bonus that he would have received had he been employed for the full year and, if terminated due to disability, a lump sum equal to the amount Mr. Peck would have received in respect of his base salary upon a termination by the Company without cause, less certain disability plan benefits paid to him. In the event Mr. Peck’s employment is terminated due to non-extension of the term by the Company, Mr. Peck will be eligible to receive a pro rated bonus payment for the portion of the year that he worked as well as a lump-sum amount equal to the annual base salary he would have been entitled to receive had he continued employment for a period of 12 months following the date of termination. In the event that Mr. Peck is terminated without cause by the Company, the Company is obligated to pay Mr. Peck (i) a lump-sum cash payment equal to the then-current annual salary he would have been entitled to receive for a period of 12 months following the date of termination; (ii) a bonus representing a fraction of what he would have received had he been employed for the full year; and (iii) coverage for medical benefits for Mr. Peck and, where applicable, his spouse and dependents, life insurance and disability insurance for a period of 12 months following the date of termination.

Mr. Peck has agreed, during his employment with the Company and for a two-year period following his termination, not to undertake or engage in, directly or indirectly, certain activities which compete with the business of the Company.

Pursuant to Mr. Peck’s employment agreement, the Company will indemnify Mr. Peck to the fullest extent permitted by applicable law against certain liabilities that arise by reason of his service or status as an officer of the Company.

Additional Information

There is no family relationship between Mr. Peck and any director or executive officer of the Company.

As previously announced, on May 1, 2010, pursuant to an asset purchase agreement (the “Purchase Agreement”), the Company, through a wholly-owned company, acquired substantially all of the assets of five Medicare-certified hospice companies and three Medicare-certified home health companies from a group of related sellers consisting of Rocky Mountain Hospice, LLC, Creekside Hospice, Inc., Sun Valley Hospice, LLC, Legacy Hospice Care, LLC, Creekside Health Care, Inc., Legacy Home Care, LC, Sun Valley Home Care, LLC, and Hospice Solutions, LLC (the “Sellers”). Pursuant to the Purchase Agreement, the Company and Mr. Peck entered into an employment agreement, which is described above. As a result of the transactions contemplated by the Purchase Agreement, Mr. Peck is a party to certain transactions and arrangements that may be required to be disclosed pursuant to Item 404(a) of Regulation S-K. All references in this description to the “Company” collectively refer to the Company and/or its wholly-owned companies.

Rocky Mountain Home Care Purchase Option. As part of the transactions, the Company entered into a fee-based management agreement (the “Fee-Based Agreement”) with Rocky Mountain Home Care, Inc. (“Rocky Mountain Home”), a home health company, and received an option to acquire substantially all of the assets of that company for approximately $3 million, consisting of approximately $2.1 million in cash if the Company exercises the option, and the remainder in the form of certain deferred and/or contingent payments payable over a three to five year period from such closing. Mr. Peck holds an approximate 60% ownership interest in Rocky Mountain Home. The Company expects to exercise the option to purchase Rocky Mountain Home in the near future. Until such time as the Company exercises its option, Rocky Mountain Home is also entitled to a management fee in the amount of $10,000 per month.

Earn-Outs. As of the date hereof, Mr. Peck holds ownership interests in each of the Sellers as follows: Rocky Mountain Hospice, LLC (approximately 33%), Creekside Hospice, Inc. (approximately 33%), Sun Valley Hospice, LLC (30%), Legacy Hospice Care, LLC (25%), Creekside Health Care, Inc. (approximately 33%), Legacy Home Care, LC (20%), Sun Valley Home Care, LLC (20%), and Hospice Solutions, LLC (25%). Under the terms of the Purchase Agreement, the Sellers are eligible to earn up to an aggregate of $19 million in contingent earn-out and deferred payments. The earn-out payments of up to approximately $6.7 million will be based on the achievement of certain levels of Adjusted EBITDA (as defined in the Purchase Agreement) by the home healthcare and hospice businesses transferred by the Sellers during each of the 12 months ended June 30 of 2011 through and including 2015. The deferred payments consist of approximately $9.5 million worth of promissory notes and $2.7 million worth of delayed cash payments to be paid on May 1 of 2011, 2012 and 2013.

Interim Management Agreements. In addition, pursuant to the Purchase Agreement, the Company entered into interim management agreements with each of the Sellers, pursuant to which the Company will administer the operations of the Sellers until such time as applicable governmental authorities permit Seller to transfer certain licenses and permits to the Company. No further consideration will be received from or paid to the Sellers by the Company under such interim management agreements.

Leases. As a result of the transactions contemplated by the Purchase Agreement, the Company will lease facilities in Mesa, Arizona from Home Care Investments, LLC and in Las Vegas, Nevada from Creekside Health Care, Inc. Mr. Peck has an approximate 33% ownership interest in Home Care Investments and an approximate 33% interest in Creekside Health Care. The aggregate estimated amount of the annual lease payments to be paid by the Company to each of Home Care Investments, LLC and Creekside Health Care, Inc. is $90,000 and $192,000, respectively.

Equipment Contracts. As part of the transactions contemplated by the Purchase Agreement, the Company assumed several contracts pursuant to which the Company will purchase durable medical equipment from Southern Nevada Oxygen, Inc., Sun Valley Medical, LLC. and Valley Medical, LLC., which are entities in which Mr. Peck holds a 25%, 20% and 8 1/3% ownership interest, respectively. Under the contracts, the Company expects to make payments of approximately $720,000, $120,000 and $360,000 per year to each of Southern Nevada Oxygen, Sun Valley Medical and Valley Medical, respectively.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) The Company held its Annual Meeting of Stockholders on May 4, 2010 (the “Annual Meeting”).

(b) At the Annual Meeting, the stockholders of the Company:

(1) Elected the three nominated directors for a three-year term expiring at the 2013 annual meeting of stockholders, with voting results as follows:

	Number of Voting Shares
Director Name	For	Withheld	Abstentions	Broker Non-Votes
Boyd W. Hendrickson	176,654,707	464,619	—	1,078,003
Robert M. Le Blanc	171,616,755	5,502,571	—	1,078,003
Michael E. Boxer	172,291,669	4,827,657	—	1,078,003

Directors continuing in office until the 2011 annual meeting of stockholders are M. Bernard Puckett, Glenn S. Schafer and William C. Scott. Directors continuing in office until the 2012 annual meeting of stockholders are Jose C. Lynch, Linda M. Rosenstock, M.D., M.P.H. and Michael D. Stephens.

(2) Ratified the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2010, with voting results as follows:

Number of Voting Shares
For	Against	Abstentions	Broker Non-Votes
178,044,982	148,921	3,426	0

(c) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC.

Date: May 6, 2010	/s/ ROLAND G. RAPP
Roland G. Rapp
General Counsel, Secretary and Chief Administrative Officer